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EXHIBIT 5

LEGAL OPINION

OPINION OF LESLIE J. PARRETTE, JR.

August 13, 2000

UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 which UtiliCorp United Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 7,000,000 common shares, par value $1.00 per share, of the Company (the "Shares") which may be offered and sold by the Company under the Company's Amended and Restated 1986 Stock Incentive Plan (the "Plan").

I am of the opinion that the Shares, which have been duly authorized, will be validly issued, fully paid, and nonassessable at such time as: (i) the terms of the issuance and sale of the Shares have been duly authorized by appropriate action of the Company; and (ii) the Shares have been duly issued and sold as contemplated by the registration statement.

I hereby consent to the filing of this opinion with the SEC.

Very truly yours,
/s/ Leslie J. Parrette, Jr. Leslie J. Parrette, Jr. Senior Vice President and General Counsel

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OPINION OF LESLIE J. PARRETTE, JR.